Exhibit 4.34

THIS AMENDED AND RESTATED CONTRACT OF EMPLOYMENT dated August 2021 is made

BETWEEN:

(1)	MEREO BIOPHARMA GROUP PLC, (a company incorporated in England and Wales and registered under number 9481161, whose registered office is at 1 Cavendish Place, London W1G 0QF (the “Company”); and

(2)	CHRISTINE FOX, 25 Redcliffe Square, Flat 2, London, SW10

This Contract sets out the terms and conditions of your employment with the Company at the date of this Contract and supersedes all previous arrangements or agreements whether oral or in writing between you and the Company in relation to the matters dealt with in it.

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this Contract.

1.1.1	Appointment: the employment of the Employee by the Company on the terms of this Contract.

1.1.2	Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

1.1.3	Board: the board of directors of the Company (including any committee of the board duly appointed by it).

1.1.4	Commencement Date 4 January 2021.

1.1.5	Confidential Information: all of

(a)

financial information relating to the Company and any Group Company including (but not limited to) management accounts, sales forecasts, dividend forecasts, profit and loss accounts and balance sheets, draft accounts, results, order schedules, profit margins, pricing strategies and other information regarding the performance or future performance of the Company or any Group Company;

(b)

client or customer lists and contact lists, details of the terms of business with, the fees and commissions charged to or by and the requirements of customers or clients, prospective customers or clients, buyers, and suppliers of the Company or any Group Company;

(c)

any information relating to expansion plans, business strategy, marketing plans, and presentations, tenders, projects, joint ventures or acquisitions and developments contemplated, offered or undertaken by the Company or any Group Company;

(d)	details of the employees, officers and workers of and consultants to the Company or any Group Company their job skills and capabilities and of the remuneration and other benefits paid to them;

(e)

copies or details of and information relating to Know-how, research activities, inventions, creative briefs, ideas, computer programs (whether in source code or object code) secret processes, designs and formulae or other intellectual property acquired, developed, licensed, undertaken, commissioned or produced by or on behalf of the Company or any Group Company;

(f)	confidential reports or research commissioned by or provided to the Company or any Group Company and any trade secrets and confidential transactions of the Company or any Group Company;

(g)

key metric information such as details of website page hits, visitors, visits, orders per day, total order volumes, average order size, volumes of goods shipped or held in stock, customer acquisition costs, repeat rates and word of mouth rates;

(h)

details of any marketing, development, pre-selling or other exploitation of any intellectual property or other rights of the Company or any Group Company, any proposed options or agreements to purchase, licence or otherwise exploit any intellectual property of the Company or any Group Company and any intellectual property which is under consideration for development by the Company or any Group Company,

(i)	details of any advertising, marketing or promotional campaign which the Company or any Group Company is to conduct; and

(j)

any information which you ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by agents, buyers, clients, consultants, customers, suppliers or other persons.

1.1.6

Documents: documents, manuals, disks, memory, notebooks, tapes (including copies) or any other medium, whether or not eye-readable, on which information (whether confidential or otherwise) may from time to time be referred to, written or recorded.

1.1.7	Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

1.1.8	Incapacity: any sickness, injury or other medical disorder or condition which prevents the Employee from carrying out his duties.

1.1.9	Key Employee: any employee or contractor who is or was (in the Period) employed or engaged to your knowledge:

(a)	at management grade; or

(b)	in a senior capacity; or

(c)	in a capacity in which he has access to or obtained Confidential Information and in respect of whom you exercised control or had managerial responsibility.

1.1.10

Know-how: information (including without limitation that comprised in formulae, specifications, designs, drawings, component lists, databases, software (or pre-cursor documents), databases, manuals, instructions and catalogues) held in whatever form relating to the creation, production or supply of any products or services by the Company or any Group Company, or by or to any of the suppliers, customers, partners or joint ventures of such company.

1.1.11	Manager: Denise Scots-Knight

1.1.12	Period: the period of 6 months immediately prior to the Termination Date.

1.1.13

Permitted Interest: an interest in any class of shares or other securities of any company which are traded on a recognised investment exchange which amount to not more than 3% of such class of issued shares or securities and an interest in any units of any authorised unit trust.

1.1.14	Restricted Area: England, Scotland, Wales or Northern Ireland.

1.1.15

Restricted Business: the research, acquisition, development and / or commercialisation of innovative therapeutics by the Company or any Group Company as at the Termination Date and with which the Employee was involved to a material extent on the Termination Date or at any time during the Period.

1.1.16	SSP: statutory sick pay.

1.1.17	Staff Handbook: the Company’s staff handbook as amended from time to time.

1.1.18

Subsidiary and Holding Company: in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

1.1.19	Termination Date: the date of termination or expiration of this Contract.

1.2	The headings in this Contract are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this Contract form part of (and are incorporated into) this Contract.

2.	Term of Appointment

2.1

The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Contract, until terminated by either party giving the other not less than 6 months’ prior notice (or the statutory minimum notice, whichever is the greater) in writing.

2.2	[This clause intentionally blank].

2.3	No employment with a previous employer counts towards the Employee’s period of continuous employment with the Company.

2.4	The Employee consents to the transfer of his employment under this Contract to an Associated Employer at any time during the Appointment.

3.	Employee Warranties

3.1

You represent and warrant to the Company that, by entering into this Contract or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you.

3.2

You represent and warrant to the Company that you are not bound by or subject to any agreement, arrangement, court order, obligation or undertaking which in any way restricts or prohibits you from entering into this Contract or from performing your duties for the Company as set out in this Contract.

3.3	You warrant that you are entitled to work in the UK without any additional approvals and will notify the Company immediately if you cease to be so entitled at any time during the Appointment.

4.	Job Title and Reporting

Your job title is ‘Chief Financial Officer’ and you will report to the Manager or such other person as may be authorised by the Company and notified to you.

5.	Job Description and Duties

5.1

Your main tasks and responsibilities are set out in the written job description at Schedule I. The Company reserves the right to require you to change your job title and/or job description and/or reporting structure or to require you to perform a different job or different or additional duties consistent with your status and any such change will not constitute a change of the terms and conditions of your employment.

5.2	You must perform your job to the best of your ability and to comply with any duties implied by law.

5.3	During the Appointment you shall:

5.3.1	unless prevented by Incapacity, devote substantially the whole of your time, attention and abilities to the business of the Company and any Group Company of which you are an officer or consultant;

5.3.2

diligently exercise such powers and perform such duties as may from time to time be assigned to you by the Company together with such person or persons as the Company may appoint to act jointly with you;

5.3.3	comply with all reasonable and lawful directions given to you by the Company;

5.3.4	promptly make such reports to your Manager in connection with the affairs of any Group Company on such matters and at such times as are reasonably required;

5.3.5	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to your Manager immediately on becoming aware of it;

5.3.6	use your best endeavours to promote, protect, develop and extend the business of any Group Company; and

5.3.7

consent to the Company monitoring and recording any use that you make of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes.

5.4	You shall comply with the Company’s anti-corruption and bribery policy and related procedures at all times.

5.5

You shall comply with any rules, policies and procedures set out in the Staff Handbook. The Staff Handbook does not form part of this Contract and the Company may amend it at any time. To the extent that there is any conflict between the terms of this Contract and the Staff Handbook, this Contract shall prevail.

5.6

All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

6.	Location

6.1

Your normal place of work is the Company’s offices at 1 Cavendish Place, London W1G 0QF or such other place as the Company may reasonably determine for the proper performance and exercise of your duties.

6.2

The Company may require you to perform services for any Group Company wherever situated and without further fees or remuneration and to enter into any separate agreement(s) with such Group Company for such purpose and any duties that you may have under this Contract will be deemed to extend to such Group Company.

6.3	You agree to travel on any Group Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of your duties under the Appointment.

7.	Hours of Work

7.1

Your normal working hours are from 09:00 to 17:00 on each week day, excluding public and bank holidays of England and Wales, together with such additional hours, on week days (including public and bank holidays of England and Wales) or weekends, as may be necessary for the proper performance of your duties.

7.2

Regulation 4(1) of the Working Time Regulations 1998 (the “WTR”) provides that a worker’s average working time, including overtime, must not exceed 48 hours for each seven-day period (to be averaged over a period of 17 weeks) unless the worker agrees that this regulation will not apply to his or her employment.

You acknowledge that you hold an executive position with certain autonomous decision taking powers and that the duration of your working time is not measured or predetermined. You agree that you are therefore not subject to regulation 4(1) of the Working Time Regulations 1998 but without prejudice to that you accept that by signing this Contract you have agreed that, insofar as it would apply to your employment with the Company, regulation 4(1) of the Working Time Regulations 1998 shall not apply.

7.3

At any time during the Appointment, you or the Company may give three months’ prior written notice that the opt-out of clause 7.2 should no longer apply and it will cease to apply with effect from the expiry of the said notice.

7.4	You will comply with any requests made or measures imposed to enable the Company and/or you to monitor and record your working time.

8.	Salary

8.1

Your salary is £250,000 per annum (the “Salary”), less statutory and voluntary deduction. The Salary shall accrue from day to day and be payable by equal monthly instalments in arrears on the last business day of each calendar month directly into your UK bank or building society account.

8.2

You will receive no additional payment for any overtime worked. Your Salary will include any director’s, company secretary’s and other fees and emoluments due to you as an officer of the Company or of any Group Company.

8.3

Your Salary will be reviewed by your Manager annually and may be increased from time to time at the Company’s discretion without affecting the other terms of the Appointment. There is no obligation to award an increase. There will be no review of the Salary after notice has been given by either party to terminate the Appointment.

8.4

If you are invited to participate in any employees’ share scheme (as defined in section 1166 of the Companies Act 2006) and accept, your membership shall be governed exclusively by the rules of the relevant scheme from time to time. Your rights and obligations under this Contract shall not be affected by your participation in the scheme or any right which you may have to participate in it and you shall have no claim for compensation or damages under or in connection with this Contract in consequence of the termination of the Appointment for any reason whatsoever insofar as the termination of the Appointment may end your participation or reduce the value of awards you may receive under it.

8.5

You authorise the Company to deduct from your Salary any sums which you may owe the Company including without limitation any overpayment of salary or expenses, any debt or loans or any other sum or sums which may be required to be authorised pursuant to Section 13 of the Employment Rights Act 1996.

9.	Discretionary Bonus

9.1

You may be considered for a discretionary bonus in relation to each calendar year. The payment of any discretionary bonus is not guaranteed under this Contract and your eligibility for a discretionary bonus shall be assessed in accordance with and subject to the terms of the Company’s performance related discretionary bonus scheme.

9.2

The terms of the discretionary bonus scheme are determined by the Company in its absolute discretion and the Company is entitled in its absolute discretion to change the terms of this scheme from year to year.

9.3

The amount of the discretionary bonus, if any, in any particular calendar year shall be determined by the Company in its sole discretion. Payment of a bonus in one calendar year does not entitle you to receive a bonus in respect of any other calendar year.

9.4	If you commence employment part way through the calendar year any sum calculated in accordance with clause 9.2 shall be pro-rated, as appropriate.

9.5

Save as provided in Schedule II, if you are working your period of notice (given by either you or the Company) at the date any bonus is payable to you, or the Appointment is terminated prior to that date, no bonus or pro-rata bonus shall be payable.

9.6	Any discretionary bonus payable in accordance with this clause 9 shall not be pensionable.

10.	Expenses

10.1

The Company will reimburse (or procure the reimbursement of) all expenses properly, necessarily and reasonably incurred by you in the proper performance of your duties, provided that on request you will provide the Company with such VAT receipts, invoices or other evidence of actual payment of such expenses as the Company may reasonably require.

10.2	You shall comply with the Company’s expenses policy as set out in the Staff Handbook from time to time.

10.3

Any expenses charged to a Company credit card must be documented in accordance with Company procedures and approved by the Chief Executive Officer within one month of the date that the credit card statement is received. No personal expenditure may be charged to Company credit cards.

11.	Other Employment

11.1	You must devote substantially the whole of your time, attention and abilities during your normal hours of work to your duties for the Company.

11.2

Without the prior written approval of the Chief Executive Officer, you may not, whether directly or indirectly, undertake any other job (including voluntary work) or carry on a business, of whatever kind, during your hours of work for the Company. Without the prior written approval of the Chief Executive Officer, you may not, whether directly or indirectly, undertake any other job (including voluntary work) or carry on a business, of whatever kind, outside Company hours if in the reasonable opinion of the Company this is likely to affect your work performance for the Company and you will promptly disclose to the Company sufficient details of any such job or business in order for the Company to consider whether it is likely to affect your work performance.

11.3

You may not at any time during the period of your employment by the Company without the prior written consent of the Chief Executive Officer engage, whether directly or indirectly, in any business or employment which is similar to or in any way connected with the business of the Company.

12.	Holidays

12.1

In addition to the usual public and bank holidays of England and Wales, you shall be entitled to 25 days’ paid holiday in each complete holiday year worked (and pro rata for any holiday year worked in part) to be taken at such time or times as shall be agreed by your Manager.

12.2	The holiday year runs from 1 January each year to the following 31 December.

12.3	Although the Company will agree to your proposed holiday dates wherever possible, it reserves the right to withhold approval where necessary to protect the interests of the business.

12.4

The Company reserves the right to require you to take holiday on certain days to be determined by the Company of up to five days in each holiday year. The Company will notify you of any such requirement prior to the commencement of each holiday year.

12.5

A maximum of five days untaken holiday entitlement may be carried forward from one holiday year subject to the prior written agreement of your Manager to the next and no money will be paid in lieu of any such untaken holiday entitlement.

12.6

On termination of the Appointment you shall be entitled to be paid in lieu of holiday accrued but untaken in the holiday year in which termination takes place. Your entitlement to holiday will be calculated on the basis that each day of paid holiday is equal to 1/260 of your salary. Alternatively, you will be required to repay to the Company pay for any holiday taken in excess of your entitlement at the same rate.

12.7

If in any year you are not employed for the complete holiday year (for example, in the years in which you join and leave the Company), your holiday entitlement will be calculated pro rata based on the number of complete months worked during the relevant holiday year.

12.8	The Company may require you to take any outstanding holiday entitlement during your notice period or during any period of garden leave as referred to in clause 20.

12.9	The holiday year is also the leave year for parental leave purposes.

13.	Notification of Sickness or Other Absence

13.1

If you are absent from work for any reason and your absence has not previously been authorised by your Manager you, or someone on your behalf, must inform your Manager by 10.00 am on each day of absence.

13.2

Any unauthorised absence must be properly explained and in the case of an absence of uncertain duration you must keep the Company informed on a daily basis until you have provided the Company with a medical certificate.

13.3

If you are absent from work due to sickness or injury which continues for more than seven days (including weekends) you must provide the Company with a medical certificate on or before the eighth day of sickness or injury. Thereafter medical certificates must be provided to the Company to cover any continued absence.

13.4

Immediately following your return to work after any period of absence which has not previously been authorised by your Manager you are required to complete a Self-Certification form stating the date of and the reason for your absence, including details of sickness on non-working days as this information is required by the Company for calculating Statutory Sick Pay entitlement. Self-Certification forms will be retained in the Company’s records.

13.5	Failure to comply with the above procedures may result in disciplinary action and/or the loss of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay.

13.6	Your “qualifying days” for Statutory Sick Pay purposes are those days of the week on which you are due to work in accordance with this contract of employment.

13.7	You shall:

13.7.1	agree to consent to a medical examination (at the Company’s expense) by a doctor nominated by the Company or your GP or any relevant consultant at any time should the Company so require; and

13.7.2	authorise such medical practitioner to disclose to or discuss with the Company (or its medical adviser) any matters arising from such examination.

13.8

The rights of the Company to terminate the Appointment under the terms of this Contract apply even when such termination would or might cause you to forfeit any entitlement to sick pay, payments under the medical scheme, or other benefits.

14.	Sick Pay

14.1

Provided that you have complied with the Company’s notification and certification procedures and general terms relating to sickness absence referred to in clause 13 above and that you have completed three months of continuous service prior to the start of the period of sickness, you will be entitled to be paid your normal basic pay for periods of sickness absence up to a maximum of 10 working days in aggregate in any calendar year. Any payments made thereafter will be at the sole discretion of the Company. Payments of sick pay include Statutory Sick Pay and will be reduced by any state sickness benefit you may be entitled to receive.

14.2

If you are absent from work due to the actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify your Manager of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. In such circumstances any Company sick pay will be paid as a loan which, if required by the Company, you must repay to the Company if you recover damages in respect of your absence from work.

14.3	The Company reserves the right to withhold payment of Company sick pay if you fail to comply with the provisions of clause 13 or if you are subject to disciplinary proceedings.

15.	Other Benefits

15.1

Pension. You are eligible to join the Company’s group personal pension scheme. Membership of and benefits under the scheme are strictly subject to the rules of the scheme as amended from time to time. The Company expressly reserves the right in its discretion to amend or terminate the pension scheme. The Company shall contribute to the Company’s pension scheme an amount equal to 10% of your

Salary provided that you contribute 4% or more to that scheme, subject to the annual allowance set by HM Revenue & Customs from time to time not being exceeded. In the event that you exceed the annual allowance set by HM Revenue & Customs in any fiscal year or maximum lifetime allowance, the Company may, at your request, pay a pro-rata amount equal to 10% of your basic salary in lieu of a pension contribution to you as an allowance, subject to deduction of income tax and national insurance contributions, you certifying and, at the request of the Company, providing evidence satisfactory to the Company that you have exceeded such annual allowance for the applicable fiscal year or the maximum lifetime allowance and, if necessary, you opting out of auto enrolment. Any pension contribution or allowance shall be paid in equal monthly instalments in arrears.

15.2	The Company will comply with the employer pension duties in respect of your employment in accordance with Part I of the Pensions Act 2008.

15.3	A contracting-out certificate under the Pension Schemes Act 1993 is not in force in respect of the Appointment.

15.4

Subject to the rules and eligibility requirements of each scheme from time to time in force and to your health not being such as to prevent the Company (or the relevant Group Company) from being able to obtain cover on reasonable terms, you will be entitled to participate in the following schemes:

15.4.1	Medical Scheme. You and your immediate family shall be entitled to participate in the medical insurance scheme maintained from time to time by the Company for the benefit of employees.

15.4.2	Life Assurance Scheme. The Company shall maintain for you life assurance of four times your Salary.

15.4.3	Income protection. You will be eligible to participate in such income protection schemes as the Company may from time to time operate for employees of your level.

15.5

Any benefits that may from time to time be provided by the Company to you or your family that are not expressly referred to in this Contract shall be provided at the entire discretion of the Company and, unless so agreed in writing, shall not form part of your terms and conditions of employment.

15.6	Participation in any insurance or assurance scheme provided for you under this Contract:

15.6.1	is absolutely subject to its terms and conditions from time to time in force;

15.6.2	is conditional on you satisfying any applicable requirements of the insurers;

15.6.3

is subject to you and any insured dependants satisfying the normal underwriting requirements of the relevant insurance provider and the relevant premium being at a rate which the Company considers reasonable; and

15.6.4	will end when you attain whichever is the greater of the age of 65 and the state pensionable age.

15.7

The Company reserves the right at any time, on three months’ written notice, to withdraw any insurance or other benefits set out in this clause 15 or to amend the terms on which they are provided. If an insurance provider refuses for any reason to provide insurance benefit to you under any insurance scheme the Company shall not be liable to provide you with any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

15.8

You may be required, at the request and expense of the Company, to submit to a medical examination by a medical practitioner nominated by the Company to support applications for insurance set out in this clause 15 or any other insurance schemes required by the Company, and you hereby authorise such medical practitioner to disclose to or discuss with the Company’s medical adviser and/or the relevant insurer’s medical adviser any matters arising from such examination and the Company’s medical adviser may notify the Board of any serious matter if, in his opinion, it might materially adversely affect your health or the proper discharge of your duties.

16.	Intellectual Property

16.1

You agree and acknowledge that during the course of your employment and in pursuance of the discharge of your duties you will make, create, produce and generate intellectual property rights, including Inventions.

16.2	Inventions

16.2.1

If while employed by the Company you (whether alone or with any other person) make, produce or are responsible for any invention, discovery, process, business idea, or method of any description that relates to or could be used in any business of the Company (“an Invention”), you shall promptly give to a Director of the Company full written details thereof.

16.2.2

If the Invention is a patentable invention within the meaning of Section 1 of the Patents Act 1977 and, according to the provisions of Section 39 of that Act it belongs to you (“Personal Invention”), you shall if so requested by the Company no later than six months from disclosure to the Company pursuant to sub-clause 16.2.1 above, negotiate with the Company in good faith for the assignment or licence of your rights in that Invention to the Company for further consideration.

16.2.3

Subject to clause 16.2.4, any Invention created in the course of your employment by the Company shall belong to the Company (“Company Inventions”). Any and all intellectual property rights in or relating to any and all such Company Inventions shall be owned by the Company. You hereby irrevocably assign to the Company (by way of present assignment of present and future rights) with full title guarantee absolutely and free from all encumbrances all right, title and interest in and to all intellectual property rights in or relating to Company Inventions and all materials embodying such rights to the fullest extent permitted by law together with all accrued rights of action in respect of any infringement of such rights.

Insofar as they do not so vest automatically by operation of law or under this Contract, you shall hold all such rights and inventions on trust for the exclusive benefit of the Company, and shall not transfer them to a third party or encumber them and shall on demand assign them to the Company without payment or other condition. You shall execute (both during and after the termination of your employment) all documents and do all things necessary to substantiate the Company’s rights in Company Inventions and to obtain registration or protection thereof in the Company’s name in any country.

16.2.4

Where the Company Invention relates to a chemical compound, being the chemical compound itself of assets associated therewith (“Compounds”), any and all intellectual property rights in or relating to that Company Invention shall, with effect from their creation, automatically belong to and vest in the Subsidiary formed to undertake the research, development or commercialisation of that Compound. Insofar as they do not so vest automatically by operation of law or under this Contract, you shall hold all such rights and inventions on trust for the exclusive benefit of the Subsidiary, and shall not transfer them to a third party or encumber them and shall on demand assign them to the Subsidiary without payment or other condition. You shall execute (both during and after the termination of your employment) all documents and do all things necessary to substantiate the Subsidiary’s rights in the Compounds and to obtain registration or protection thereof in the Subsidiary’s name in any country.

16.2.5

Save for the disclosure to the Company as provided above or, in the case of a Personal Invention only, as required for the purpose of obtaining patent protection for the Personal Invention, you shall keep all details of any Invention confidential to yourself and any solicitor, counsel or patent agent instructed by you and you shall not use any Company Invention for any purpose. You shall not without the Company’s prior written consent apply for a patent in any country in relation to any Company Invention and shall promptly inform the Company if you apply for a patent in any country for a Personal Invention. Notwithstanding the foregoing, you shall not include any Confidential Information in any application for a patent for a Personal Invention.

16.3	Copyright and other rights

16.3.1

If while employed by the Company you, whether on your own or with any other person, create any copyright work or design (including without limitation any literary, dramatic, musical or artistic work, and any film, sound recording, cable programme, broadcast, typographical arrangement of a published edition, computer program, adaptation or design document) or any database or any other work or matter of any description (other than an Invention) capable of protection under copyright, design right, trademarks, database rights or other intellectual or industrial and commercial property laws of any country, that relates to or could be used in the business of the Company, (a “Protected Work”), you shall promptly disclose to the Chief Executive Officer or General Counsel full details thereof in writing and shall if requested by the Company deliver to it all copies or representations of the Protected Work in any material form but shall otherwise keep the Protected Work confidential and not use it for any purpose other than for the Company.

16.3.2

All proprietary rights in any Protected Work created by you in the course of your employment by the Company shall automatically vest in the Company, save that where a Protected Work relates to a Compound, all proprietary rights in that Protected Work shall, with effect from their creation, automatically belong to and vest in the Subsidiary formed to undertake the research, development or commercialisation of that Compound.

16.3.3

To the extent that the Company, or, in the case of a Compound, the Subsidiary is not already the owner of the copyright, design rights, trade marks, database rights and other intellectual or industrial and commercial property rights (“the Rights”) in a Protected Work pursuant to clause 16.3.2 you shall hold the Protected Work and the Rights on trust for the Company or Subsidiary (as appropriate) and shall assign without payment or any other condition (and, in the case of the UK copyright, design rights, trade marks and database rights hereby assign by way of future assignment of copyright, design right, trademarks and database rights respectively), the Protected Work and all Rights therein in all countries of the world to the Company or Subsidiary (as appropriate) absolutely together with all accrued rights of action in respect of any infringement of the same.

16.4

You shall, without charge to but at the cost of the Company, execute all documents and do all acts, things and matters beneficial to, required or necessary (both during and after the termination of your employment) to vest rights in the Company (or its Subsidiary, or its successors, as appropriate), or substantiate the Company’s (or its Subsidiary’s, or its successor’s, as appropriate) rights, in any Company Inventions, the Rights and Protected Works and to obtain protection for the Company Inventions, Rights and Protected Works in the Company’s (or its Subsidiary’s or its successor’s, as appropriate) name in any country.

16.5

Should you create a Company Invention or any Rights in a Protected Work in relation to a Compound for which a Subsidiary has not yet been formed at the time of such creation, you agree to hold such Company Invention and Rights on trust pending the formation of such Subsidiary and shall be deemed automatically to have assigned such Company Invention and Rights to that Subsidiary from the moment it becomes a Group Company.

16.6

To the extent permitted by law, you hereby irrevocably and unconditionally waive any and all moral rights conferred by Chapter IV of the Copyright Designs and Patents Act 1988 or any rights of a similar nature under laws now or in the future in force in any other jurisdiction in and to any and all Protected Work, such waiver being given in favour of the Company, its successors in title and assigns.

16.7

You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 16 and acknowledge in favour of a third party that a certificate in writing signed by any Director or the Company Secretary that any instrument or act falls within the authority conferred by this clause 16 shall be conclusive evidence that such is the case.

16.8	The provisions of this clause 16 will not be affected by the termination of this Contract for whatever reason and will continue after it ends.

17.	Confidentiality

17.1	You acknowledge that in the course of the Appointment you will have access to Confidential Information. You therefore agree to accept the restrictions in this clause 17.

17.2

You shall not (except in the proper course of your duties), either during the Appointment or at any time after its termination (however arising), use or disclose to any person, company or other organisation whatsoever (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

17.2.1	any use or disclosure authorised by the Board in writing or required by law;

17.2.2	any information which is already in, or comes into, the public domain other than through your unauthorised disclosure; or

17.2.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

17.3

You agree that the restrictions set out in this clause 17 are without prejudice to any other duties of confidentiality owed to the Company or any Group Company whether express or implied and that they shall survive the termination of this Contract for whatever reason and will continue after it ends.

18.	Termination

18.1	You or the Company may terminate the Appointment on written notice of 6 months or the statutory minimum notice, whichever is the greater.

18.2

The Company shall be entitled at its sole and absolute discretion lawfully to terminate your employment at any time and with immediate effect by written notification to you and to pay within one month following the date of such termination a payment in lieu of notice (PILON) to you. For the avoidance of doubt, the termination of your employment shall be effective on such written notification and shall not be deferred until the PILON is paid. The total PILON will be equal to the basic salary due under clause 8.1 and a payment in lieu of any contractual benefits under clause 15 (excluding bonus) which you would have been entitled to receive under this Contract during the notice period referred to at clause 2.2 or 18.1 (or, if notice has already been given, during the remainder of such notice period) (subject to statutory deductions)

18.3

On termination of the Appointment, for whatever reason, you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which you may participate.

18.4	Upon the termination of your employment with the Company for whatever reason or after notice having been served at the request of the Company or if you shall cease for any reason to be a director or officer of the Company, you shall forthwith, if so required by the Company resign without any claim for compensation or damages from any office or appointment held by you in the Company or in any Group Company, and of all other companies of which he shall have been appointed a director or officer by the Company or Group Company by virtue of any right of nomination vested in such member. You hereby irrevocably authorise the Company to appoint such person in your place and on your behalf to do all such things and execute all such documents which you are obliged to execute and do under this Contract (including without limitation those documents which may be necessary for, or incidental to, your resignation from office).

18.5

You agree that during any period of notice given by either party, you will give to the Company or such person nominated by it all such assistance and co-operation in effecting a smooth and orderly handover of your duties as the Company may reasonably require.

18.6	The Company may at its absolute discretion during any period of notice given by either party:

18.6.1

appoint a person to perform your duties jointly with you or, during any period of garden leave pursuant to clause 20 and/or during any period of suspension pursuant to clause 24.2, to perform all or some of your duties in your place; and/or

18.6.2	suspend or cancel your access to the Company’s IT and telephone systems including, but not limited to, voicemail, email, internet and the Company’s intranet.

18.7

This clause 18 is subject to the provisions of Schedule II appended to this Contract. In the event of conflict between this clause 18 and the provisions of Schedule II, the provisions of Schedule II shall prevail.

19.	Summary Termination

19.1	The Company is entitled to terminate the Appointment by summary notice in writing and without payment in lieu of notice for Cause, meaning if you:

19.1.1	are guilty of any gross misconduct affecting the business of any Group Company;

19.1.2	commit any serious breach or repeated or continued (after warning) any material breach of your obligations under this Contract;

19.1.3	commit (by commission or omission) any act which brings or would tend to bring the Company or any Group Company into disrepute;

19.1.4	fail to perform your duties to a satisfactory standard after having received a written warning from the Company relating to the same;

19.1.5	are guilty of any dishonesty, gross misconduct or wilful neglect of duty;

19.1.6	damage Company property maliciously;

19.1.7	falsify attendance or sickness or other records;

19.1.8	falsify any data during the course of your employment;

19.1.9	conduct yourself in a manner materially adverse to the interests of the Company or any Group Company;

19.1.10	are, in the reasonable opinion of the Board, negligent and incompetent in the performance of your duties;

19.1.11	have a bankruptcy order made against you or enter into a voluntary arrangement within the meaning of section 253 Insolvency Act 1986;

19.1.12	consume or distribute narcotics on Company premises;

19.1.13

are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) whether or not in the course of your employment;

19.1.14

are, in the opinion of a medical practitioner who is treating you, physically or mentally incapable of performing your duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect;

19.1.15	cease to be eligible to work in the United Kingdom;

19.1.16	knowingly commit any deliberate act which amounts to discrimination, victimisation or harassment on any unlawful ground;

19.1.17	are in breach of the Company’s anti-corruption and bribery policy and related procedures;

19.1.18	are guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems;

19.1.19	are unable by reason of Incapacity to perform his duties under this Contract for an aggregate period of 26 weeks in any 52-week period; or

19.1.20	commit any other offence of a similar gravity to the examples under this clause 19.1, which are neither exclusive nor exhaustive.

19.2	Any delay by the Company in exercising such right of termination shall not constitute a waiver of that right.

19.3

The termination by the Company of the Appointment pursuant to this clause 19 will be without prejudice to any claim that the Company may have for damages arising from any breach of this Contract by you that gives rise to such termination.

20.	Garden Leave

20.1	After notice of termination has been given by either party pursuant to clause 18 provided that the Company continues to provide you with your normal Salary and benefits under this Contract until the Appointment terminates, the Company may at its absolute discretion without breaking the terms of this contract or giving rise to any claim against the Company for all or part of your notice period place you on garden leave and:-

20.1.1	exclude you from the premises of the Company and any Group Company; and/or

20.1.2	require you to carry out specified duties other than your normal duties or to carry out no duties; and/or

20.1.3	withdraw any powers vested in you; and/or

20.1.4	instruct you not to communicate orally or in writing with suppliers, customers, employees, agents/or representatives of the Company or any Group Company until the Appointment has terminated.

20.2	During any period of garden leave you shall:

20.2.1	continue to receive your Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

20.2.2	remain an employee of the Company and bound by the terms of your contract of employment with the Company;

20.2.3	not, without the prior written consent of your Manager, attend your place of work or any other premises of the Company or any Group Company;

20.2.4

not, without the prior written consent of your Manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company;

20.2.5

(except during any periods taken as holiday in the usual way) ensure that your Manager knows where you will be and how you can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

21.	Restrictions after Employment

21.1

You shall not, save in respect of a Permitted Interest or with the prior written consent of the Company, for a period of 6 months from the Termination Date carry on or be concerned or engaged or interested directly or indirectly (whether as principal, shareholder, partner, employee, officer, agent or otherwise) in any part of any trade or business carried on within the Restricted Area wholly or partly in competition with the Restricted Business.

21.2

You shall not for a period of 6 months from the Termination Date, in competition with the Company, either on your own behalf or on behalf of any person, firm or company in relation to the Restricted Business, directly or indirectly:

21.2.1	deal with or accept custom from any person, firm or company who was a client or customer of the Company or any Group Company during the

Period with whom you have been actively engaged or involved or of whom you have acquired Confidential Information or trade secrets by virtue of your duties hereunder during the Period; or

21.2.2

deal with or interfere with any person, firm or company who was a supplier, agent or distributor of the Company or any Group Company during the Period and in each case with whom you have been actively engaged or involved or of whom you have acquired Confidential Information or trade secrets by virtue of your duties hereunder during the Period; or

21.2.3	deal with or interfere with any company from whom the Company or any Group Company has licensed or acquired intellectual property.

21.3

You shall not for a period of 9 months from the Termination Date, in competition with the Company, either on your own behalf or on behalf of any person, firm or company in relation to the Restricted Business, directly or indirectly:

21.3.1

solicit, approach or offer goods or services to or entice away from the Company or any Group Company any person, firm or company who was a client or customer of the Company or any Group Company during the Period with whom you have been actively engaged or involved or of whom you have acquired Confidential Information or trade secrets by virtue of your duties hereunder during the Period;

21.3.2

solicit or approach or offer goods or services to or entice away from the Company or any Group Company any person, firm or company who was a supplier, agent or distributor of the Company or any Group Company during the Period with whom you has been actively engaged or involved or of whom you have acquired Confidential Information or trade secrets by virtue of your duties hereunder during the Period; or

21.3.3	interfere or seek to interfere with the continuance, or any of the terms, of the supply of goods or services to the Company or any Group Company;

PROVIDED THAT nothing contained in clauses 21.1 to 21.3 inclusive shall prohibit you from carrying out any activities that are not in competition with any part of the business of the Company with which you were involved in the Period.

21.4

You shall not for a period of 6 months from the Termination Date either on your own behalf or on behalf of any person, firm or company directly or indirectly, approach, solicit, endeavour to entice away, employ, offer employment to or procure the employment of any person who is or was a Key Employee with whom you have had dealings during the Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise.

21.5	You shall not, at any time after the Termination Date, either on your own behalf or on behalf of any other person, firm or company directly or indirectly:

21.5.1

represent yourself as being in any way connected with or interested in the business of the Company or any Group Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any Group Company or any product or service produced or provided by the Company or any Group Company or which might suggest a connection with the Company or any Group Company; or

21.5.2

directly or indirectly make, publish or otherwise communicate any statement whatsoever whether in writing or otherwise which may have the effect of damaging or lowering the business interests and/or the reputation of the Company or any Group Company or any of its or their former or existing agents, clients, consultants, directors, employees, officers, share-holders, suppliers or workers (“Relevant Personnel”) and/or which may be disparaging or derogatory to any of the Company or any Group Company or any Relevant Personnel.

21.6	The period of the restrictions in clauses 21.1 to 21.4 inclusive shall be reduced by the period, if any, spent by you during which you are placed on garden leave in accordance with clause 20.

21.7	You agree to notify your new employer of the restrictions contained within clauses 21.1 to 21.4 inclusive.

21.8

You acknowledge that, in the course of your employment, you are likely to have dealings with the clients, customers, suppliers and other contacts of the Company. You agree that each of the restrictions in clauses 21.1 to 21.4 inclusive is separate and distinct, is to be construed separately from the other restrictions, and is reasonable as regards its duration, extent and application for the protection of the legitimate business interests of the Company. However, in the event that any such restriction shall be found to be void or unenforceable but would be valid or enforceable if some part or parts of it were deleted, you agree that such restriction shall apply with such deletions as may be necessary to make it valid and effective.

22.	Company Property

22.1

All Documents and other property (including mobile telephones, laptop computers and other technical equipment) provided for your use by the Company, remain the property of the Company or any Group Company.

22.2

Any Documents or other property in your possession and or obtained by you in the course of your employment shall be returned to your Manager at any time on request and in any event prior to the Termination Date.

22.3

At any time upon request and in any event prior to the Termination Date you must irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company’s premises.

23.	Grievance Procedure

The purpose of the grievance procedure is to ensure that any problem, concern or grievance you have about your work, working environment or working relationships is properly dealt with. The Company’s current grievance procedure, which does not form part of your terms and conditions of employment, is set out in the Company’s Employee Handbook. Should you have any grievance in relation to the Appointment which you are unable to resolve on an informal basis, you should raise it in the first instance with your Manager. In the event that such grievance is against your Manager, you should raise it in the first instance with the Chief Executive Officer or General Counsel.

24.	Disciplinary Procedure

24.1

The purpose of the disciplinary procedure is to ensure that the standards established by the Company’s rules are maintained and that any alleged failure to observe the Company’s rules is fairly dealt with. The Company’s current disciplinary procedure, which does not form part of your terms and conditions of employment, is set out in the Company’s Employee Handbook. If you wish to appeal against a disciplinary decision you must do in accordance with the disciplinary procedure to a Director of the Company.

24.2

The Company may at any time and from time to time in its discretion suspend you from your duties on payment of full Salary and/or exclude you from any premises of the Company and/or any Group Company whilst it carries out any investigation or disciplinary process. During any period of suspension:

24.2.1	you shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

24.2.2	you shall remain an employee of the Company and bound by the terms of this Contract;

24.3	you shall ensure that your Manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

24.4	the Company may exclude you from your place of work or any other premises of the Company or any Group Company; and

24.5

the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

25.	Collective Agreements

There are no collective agreements affecting your terms and conditions of employment.

26.	Work outside the United Kingdom

26.1	It is not envisaged by the Company that you will be required to travel for work purposes outside the United Kingdom for any periods longer than one month.

26.2	In the event you are required to work outside the United Kingdom for a period of more than one month, the Company will consult with you and will provide the prescribed information to you.

27.	Data Protection

For the purposes of the General Data Protection Regulation (EU) 2016/679 and the Data Protection Act 2018, the Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is on the intranet. All personal data will be treated in accordance with applicable data protection laws and regulations.

28.	Monitoring

28.1	You shall comply with any electronic communication systems policies that the Company may issue from time to time.

28.2

To ensure regulatory compliance and for the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access any communication facilities provided by the Company or any Group Company that you may use during the Appointment. The Company will use this right of access reasonably but it is important that you are aware that communications and activities on the equipment or premises of the Company and any Group Company cannot be presumed to be private. You consent to the Company and/or any Group Company and its or their duly authorised agents and employees using surveillance equipment.

29.	Rules, Policies and Procedures

You must comply at all times with all the rules, policies and procedures introduced by the Company from time to time, including but not limited to any contained in the Company’s Employee Handbook. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of Company rules, policies or procedures may result in disciplinary action.

30.	Health and Safety

All employees and workers have a duty in law to act responsibly and to take reasonable care for the health and safety at work of both themselves and their colleagues. This duty can be carried out by:

(a)	working safely and efficiently;

(b)	using any protective equipment provided and meeting statutory obligations;

(c)	adhering to the Company procedures for securing a safe workplace.

Further provisions relating to health and safety can be found in the Employee Handbook.

31.	Contracts (Rights of Third Parties) Act 1999

The Company or any Group Company may enforce the terms of this Contract and the Contracts (Rights of Third Parties) Act 1999 shall apply accordingly except that the consent of such Group Companies will not be required to vary or rescind the terms of the Contract.

32.	Governing Law

This Contract shall be interpreted and construed in accordance with the laws of England and shall be subject to the jurisdiction of the English courts.

33.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Contract or its subject matter or formation (including non-contractual disputes or claims).

34.	Changes to your Terms of Employment

The Company reserves the right to make reasonable changes to any of your terms of employment. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

35.	Notices

35.1

Any notice or other communication given or made under this Contract must be in writing and delivered to the relevant party (including by hand or special delivery) or sent by first class post to the address of that party specified in this Contract or such other address as may be notified by that party from time to time for this purpose, and shall be effective notwithstanding any change of address not so notified.

35.2

Unless the contrary shall be proven, each such notice or communication shall be deemed to have been given or made, if sent by first class post, 48 hours after posting and, if delivered by hand, at the time of such delivery.

36.	Entire Agreement

36.1

This Contract constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

36.2

Each party acknowledges that in entering into this Contract it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Contract.

36.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Contract.

36.4	Nothing in this clause shall limit or exclude any liability for fraud.

37.	Counterparts

37.1

This Contract may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

37.2	No counterpart shall be effective until each party has executed and delivered at least one counterpart.

38.	General

You hereby irrevocably and by way of security appoint each director of the Company from time to time, jointly and severally, to be your attorney in your name and on your behalf and as your act and deed to sign, execute and do all acts, things and documents which you are obliged to execute and do under the provisions of this Contract (including, but not limited to clause 16.4) and you hereby agree immediately on the request of the Company to ratify and confirm all such acts, things and documents signed, executed or done in the pursuance of this power.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Signed by Mereo BioPharma Group Plc acting by:

in the presence of	Signature of witness

Name of witness

Address of witness

Signed as a deed by

in the presence of	Signature of witness Name of witness Address of witness

SCHEDULE I

WRITTEN JOB DESCRIPTION

The Employee’s duties and responsibilities shall be as follows:-

•

To manage all aspects of the finance function including management reporting, statutory reporting, taxation, treasury management and compliance and to report on these areas to the Board and any committees of the Board.

•	To co-ordinate budget preparation and to manage expenditure against budget.

•	To implement and maintain a suitable system of internal financial and non-financial controls, including business continuity procedures and insurance.

•	To co-ordinate reporting to investors including annual/interim reports.

•	To oversee the operations function, including IT, health and safety and buildings management.

•	To help co-ordinate public relations and investor relations activities.

•	To manage the HR function including payroll, PAYE/NI compliance, annual returns, share option scheme, life assurance and pension arrangements.

•	To provide financial support for business development activities.

•	To develop and maintain working relationships with key advisors, including brokers, bankers, auditors and PR advisors.

SCHEDULE II

CHANGE IN CONTROL AND SEVERANCE

1.	Background

1.1

The Board recognizes that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to you and can cause you to consider alternative employment opportunities. The Board has determined that it is in the best interests of Mereo BioPharma Group plc (the “Company”) and its shareholders to assure that the Company will have your continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of such an event.

1.2

The Board believes that it is in the best interests of the Company to provide you with an incentive to continue your employment and to motivate you to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of the Company’s shareholders.

1.3

The Board believes that it is imperative to provide you with severance benefits upon certain terminations of your service to the Company that enhance your financial security and provide incentive and encouragement to you to remain with the Company notwithstanding the possibility of such an event.

1.4	Unless otherwise defined herein, capitalized terms used in this Agreement are defined in paragraph 5 below.

1.5

You agree that the Contract is amended to insert the provisions below. In the event of any conflict between the provisions of the Contract and this Schedule II, the provisions of this Schedule II shall prevail.

2.	Covered Termination During a Change in Control Period

2.1

If you experience a Covered Termination during a Change in Control Period, then, subject to (i) you delivering to the Company an executed Settlement Agreement that becomes effective and irrevocable in accordance with paragraph 9.1 below, or such shorter period of time specified by the Company, following such Covered Termination and (ii) your continued compliance with clauses 16, 17 and 21 of the Contract, then in addition to any accrued but unpaid salary, benefits, holiday and expense reimbursements through the Covered Termination Date payable in accordance with applicable law, the Company shall provide you with the following:

2.1.1

The Company shall pay you an amount equal to the sum of (i) your annual base salary at the rate in effect immediately prior to the Covered Termination Date during the period of time commencing on the Covered Termination Date and ending on the twelve (12)-month anniversary thereof and (ii) your target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Settlement Agreement becomes effective and irrevocable in accordance with paragraph 9.1 below.

2.1.2

Each outstanding and unvested equity award held in the Company that vests solely based on the passage of time held by you as of the Covered Termination Date shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one percent (100%) of the ordinary shares of the Company subject thereto, as of immediately prior to the Covered Termination Date.

3.	Certain Reduction

3.1

Notwithstanding anything herein to the contrary, the Company shall reduce your severance benefits under this Schedule II, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to payments or benefits (a) pursuant to clause 18 of the Contract; (b) required by applicable law or (c) any applicable clawback policy. The benefits provided under this Schedule II are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits paid first in time being recharacterized as payments pursuant to the Company’s statutory obligation.

4.	Deemed Resignation

4.1	The provisions of clause 18.4 of the Contract shall apply to this Schedule II as if references to the Contract are references to this Schedule II.

5.	Definitions

5.1	“Cause” shall have the meaning set out in clause 19.1 of the Contract.

5.2

“Change in Control” means (i) the acquisition by any person or group of affiliated or associated persons of more than fifty percent (50%) of the outstanding capital shares of the Company or voting securities representing more than fifty percent (50%) of the total voting power of outstanding securities of the Company; (ii) the consummation of a sale, exclusive license or other disposition of all or substantially all of the assets of the Company to a third party; (iii) the consummation of any merger involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” in the aggregate by the shareholders of the Company, as applicable, immediately prior to such merger. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if: (A) its sole purpose is to change the jurisdiction of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (C) it is effected primarily for the purpose of financing the Company with cash (as determined by the Board without regard to whether such transaction is effectuated by a merger, equity financing, or otherwise). In the event of any conflict between the provisions of this clause 5.2 of Schedule II and the provisions of the Mereo Equity Incentive Plan, the terms of this Schedule II shall prevail.

5.3	“Change in Control Period” means the period commencing on a Change in Control and ending 12 months after such Change in Control.

5.4	“Covered Termination” means the termination of your employment by the Company other than for Cause or by you for Good Reason, and shall not include a termination due to your death or disability.

5.5	“Covered Termination Date” means the date on which you experience a Covered Termination.

5.6

“Good Reason” means your resignation from employment with the Company after the occurrence, without your written consent, of any of the following: (i) a material reduction in your authorities, duties and responsibilities; (ii) a material reduction by the Company in your base salary from your base salary in effect immediately prior to such reduction, except in connection with a reduction in salary affecting all senior management employees of the Group Company; or (iii) a relocation of your office that increases your one-way commute by more than thirty-five (35) miles, except that required travel on the Company’s business to an extent substantially consistent with your historical business travel obligations shall not be considered a relocation. Notwithstanding the foregoing, a resignation shall not be for “Good Reason” unless the event or condition giving rise to such resignation continues more than thirty (30) days following your written notice of such condition provided to the Company within sixty (60) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

5.7	“Settlement Agreement” means an appropriate waiver of all claims against the Company in a form reasonably acceptable to the Company.

6.	Successors

6.1

Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets shall assume the obligations under this Schedule II and agree expressly to perform the obligations under this Schedule II in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Schedule II, the term “Company” shall include any successor to the Company’s business or assets which executes and delivers the assumption agreement described in this paragraph 6.1 or which becomes bound by the terms of this Schedule II by operation of law.

6.2

The terms of this Schedule II and your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.	Notices

7.1	The provisions of clause 35 of the Contract shall apply to this Schedule II as if references to the Contract are references to this Schedule II.

8.	Dispute Resolution

8.1	The provisions of clauses 32 and 33 of the Contract shall apply to this Schedule II as if references to the Contract are references to this Schedule II.

9.	Miscellaneous Provisions

9.1

Notwithstanding anything to the contrary in this Schedule II, to the extent that any payments due under this Schedule II as a result of your termination of employment are subject to your execution and delivery of a Settlement Agreement, (A) if you fail to execute the Settlement Agreement on or prior to the Settlement Agreement Expiration Date (as defined below) or the Settlement Agreement does not become effective and irrevocable within 60 days following the Covered Termination Date (or such shorter period specified by the Company), you shall not be entitled to any payments or benefits otherwise conditioned on the Settlement Agreement, and (B) in any case where your Covered Termination Date and the last day the Settlement Agreement may be considered or, if applicable, revoked fall in two separate taxable years, any payments required to be made to you that are conditioned on the Settlement Agreement shall commence or be made in the later taxable year. For purposes hereof, “Settlement Expiration Date” shall mean the date that is twenty one (21) days following the date upon which the Company timely delivers the Settlement Agreement to you.

9.2	The Company shall be entitled to withhold from any amounts payable under this Schedule any local or foreign withholding or other taxes or charges which the Company is required to withhold.

9.3

No provision of this Schedule II shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Schedule II by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

9.4

Whenever possible, each provision of this Schedule II will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Schedule II is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Schedule II will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

9.5	The provisions of clauses 36 and 37 of the Contract shall apply to this Schedule II as if references to the Contract are references to this Schedule II.

9.6

You acknowledge that (i) you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Schedule II, and have been advised to do so by the Company, and (ii) that you have read and understand this Schedule II, are fully aware of its legal effect, and have entered into it freely based on your own judgment.